                                  SCHEDULE 14A

                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )



Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, For Use of the
                                              Commission Only (as permitted
                                              by Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[X] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-12

                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                (Name of Registrant as Specified in its Charter)

          WISCONSIN CENTRAL SHAREHOLDERS COMMITTEE TO MAXIMIZE VALUE
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)1 and 0-11.

    (1) Title of each class of securities to which transaction applies:

    _________________________________________________________________
    (2) Aggregate number of securities to which transaction applies:

    _________________________________________________________________
    (3) Per unit price or underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    _________________________________________________________________
    (4) Proposed maximum aggregate value of transaction:

    ______________________________________________________________________
    (5) Total fee paid:

    _________________________________________________________________

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     _________________________________________________________________
     (2) Form, Schedule or Registration Statement No.:

     _________________________________________________________________
     (3) Filing Party:

     _________________________________________________________________
     (4) Date Filed:

     _________________________________________________________________

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For Immediate Release                             Contact: Edward A. Burkhardt
Dated: January 12, 2001                           Telephone:      773-714-8669



       WISCONSIN CENTRAL SHAREHOLDERS VOTE TO ELIMINATE CLASSIFIED BOARD

     The Wisconsin Central Shareholders Committee to Maximize Value today announced that it has delivered to Wisconsin Central Transportation Corporation (NASDAQ: WCLX) consents representing a majority of outstanding shares eliminating the Company's classified - or "staggered" - board of directors. Pursuant to Delaware law and the Company's by-laws, the delivery of validly executed and unrevoked consents would require all of the Company's directors to stand for election each year, beginning with the Company's upcoming annual shareholders meeting this May. The Committee proposed to eliminate the Company's classified board in order to increase the accountability of the board to the Company's shareholders.

     Edward A. Burkhardt, the Chairman of the Committee, said, "We are gratified by the support we have received from Wisconsin Central's shareholders, including a number of the Company's largest institutional investors. While we were not able to elect our nominees to the board at this time, Wisconsin Central's shareholders have made an important statement indicating their desire to improve the Company's corporate governance through the elimination of the classified board."

     Mr. Burkhardt noted that the Committee would continue to closely monitor the effectiveness of the Company's incumbent board in implementing its recently announced plans to enhance shareholder value. "We continue to be skeptical about the desire and ability of the Company's incumbent board and senior management to follow through on their recent commitments to shareholders. We will be watching developments carefully."

     He noted that information had been received from London today that Goldman Sachs had informed prospective bidders for the Company's shareholding in English Welsh & Scottish Railway that no information memorandum would be issued and that the sale had been cancelled. "Apparently the Company, believing that the Committee has failed to receive shareholder approval for any of its proposals, now feels free to renege on the commitments it has made to sell off its minority shareholding in underperforming and poorly managed affiliates."

     Mr. Burkhardt indicated that if sufficient steps are not taken to enhance shareholder value or if financial performance continues to decline, the Committee would consider nominating an alternative slate of directors for election at the Company's May 2001 annual shareholders meeting.

     The Committee anticipates that the Company will formally advise shareholders of the actions taken as a result of delivery of the consent cards in the near future. Consent cards signed by shareholders known to the Committee to be Wisconsin Central employees were not delivered to the Company in connection with the approval of the Committee's proposals due to concerns over possible management retaliation. Mr. Burkhardt noted that employees had heavily supported the Committee's proposals. "We consider this an extraordinary result in a shareholder insurgency. It underscores the severe morale problem that exists within the Company," he said.

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS
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     The Committee, the members of the Committee and certain other persons may be deemed to be participants in the potential solicitation of proxies referred to in this press release. Information regarding each participant is included in the consent statement filed by the Committee with the Securities and Exchange Commission on November 13, 2000. If the Committee determines to solicit proxies in connection with the Company's upcoming annual shareholders meeting, the Committee intends to file a proxy statement with the Securities and Exchange Commission. Wisconsin Central shareholders are urged to read the proxy statement carefully when it is available because it will contain important information. The Committee's consent statement is, and the Committee's proxy statement will be, available without charge at the SEC's Internet web site at www.sec.gov. In addition, the Committee will provide copies of its consent statement and proxy statement without charge upon request. Requests for these materials should be directed to the Committee at (773) 714-8669.